Exhibit 99.6

The references to share and per share amounts in this Exhibit 99.6 to the Company’s Current Report on Form 8-K do not reflect the Reverse Stock Split, as defined in the Company’s Current Report on Form 8-K of which this Exhibit 99.6 is a part.

ENLIVEN THERAPEUTICS, INC.

INDEX TO FINANCIAL

STATEMENTS

ENLIVEN THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	As of September 30, 2022	As of December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$86,159	$110,024
Prepaid expenses and other current assets	2,070	646

Total current assets	88,229	110,670
Property and equipment, net	852	492
Right of use asset	701	462
Deferred offering costs	959	1,651
Restricted cash	54	54

TOTAL ASSETS	$90,795	$113,329

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$2,993	$2,521
Accrued expenses and other current liabilities	5,340	3,232

Total current liabilities	8,333	5,753
LONG TERM LIABILITIES
Other non-current liabilities	810	714

Total liabilities	9,143	6,467

COMMITMENTS AND CONTINGENCIES (Note 7)
Convertible preferred stock, $0.0001 par value;
61,730,064 shares authorized, issued and outstanding at September 30, 2022 and December 31, 2021, liquidation preference of $140,520 at September 30, 2022 and December 31, 2021	149,749	149,749
STOCKHOLDERS’ EQUITY
Common stock $0.0001 par value; 89,000,000 shares authorized at September 30, 2022 and December 31, 2021; 12,058,584 and 11,639,962 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	5,216	2,314
Accumulated deficit	(73,314)	(45,202)

Total stockholders’ deficit	(68,097)	(42,887)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$90,795	$113,329

The accompanying notes are an integral part of these unaudited condensed financial statements

ENLIVEN THERAPEUTICS, INC. CONDENSED

STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating expenses:
Research and development	$22,825	$13,610
General and administrative	5,803	2,757

Total operating expenses	28,628	16,367

Loss from operations	(28,628)	(16,367)
Other income (expense), net
Interest income	516	19

Total other income (expense), net	516	19

Net loss and comprehensive loss	$(28,112)	$(16,348)

Net loss per share attributable to common stockholders, basic and diluted	$(2.70)	$(2.20)

Weighted-average number of shares outstanding used in computing net loss per common share, basic and diluted	10,406,800	7,435,406

The accompanying notes are an integral part of these unaudited condensed financial statements

ENLIVEN THERAPEUTICS, INC.

CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’

DEFICIT (in thousands, except share amounts)

(unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—January 1, 2021	61,730,064	$149,749	11,039,883	$1	$157	$(20,462)	$(20,304)
Exercise of common stock options	—	—	598,423	—	134	—	134
Vesting of restricted stock and stock options	—	—	—	—	51	—	51
Stock-based compensation	—	—	—	—	1,307	—	1,307
Net loss	—	—	—	—	—	(16,348)	(16,348)

Balance—September 30, 2021	61,730,064	$149,749	11,638,306	$1	$1,649	$(36,810)	$(35,160)

Balance—January 1, 2022	61,370,064	$149,749	11,639,962	$1	$2,314	$(45,202)	$(42,887)
Exercise of common stock options	—	—	418,622	—	233	—	233
Vesting of restricted stock and stock options	—	—	—	—	213	—	213
Stock-based compensation	—	—	—	—	2,456	—	2,456
Net loss	—	—	—	—	—	(28,112)	(28,112)

Balance—September 30, 2022	61,370,064	$149,749	12,058,584	$1	$5,216	$(73,314)	$(68,097)

The accompanying notes are an integral part of these unaudited condensed financial statements

ENLIVEN THERAPEUTICS, INC. CONDENSED

STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(28,112)	$(16,348)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	151	82
Stock-based compensation	2,456	1,307
Write-off of deferred IPO costs	1,741	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,514)	(129)
Right-of-use asset	3	97
Accounts payable	393	1,253
Accrued expenses and other liabilities	950	1,198

Net cash used in operating activities	(23,932)	(12,540)

Cash flows from investing activities:
Purchases of property and equipment	(511)	(134)

Net cash used in investing activities	(511)	(134)

Cash flows from financing activities:
Issuance of convertible preferred stock, net of issuance costs	—	(227)
Issuance of common stock	578	688

Net cash provided by financing activities	578	461

Net decrease in cash, cash equivalents and restricted cash	(23,865)	(12,213)
Cash, cash equivalents and restricted cash at the beginning of the period	110,078	130,419

Cash, cash equivalents and restricted cash at the end of the period	$86,213	$118,206

Components of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$86,159	$118,152
Restricted cash	54	54

Total cash, cash equivalents and restricted cash	$86,213	$118,206

Supplemental disclosure of non-cash operating activities:
Deferred issuance costs related to initial public offering included in accounts payable	$—	$511

Deferred issuance costs related to initial public offering included in accrued liabilities	$—	$533

Lease liability obtained in exchange for right of use asset	$(387)	$491

Deferred merger costs included in accounts payable	$205	$—

Deferred merger costs included in accrued liabilities	$754	$—

The accompanying notes are an integral part of these unaudited condensed financial statements

ENLIVEN THERAPEUTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

1. Organization, Description of Business and Liquidity

Business

Enliven Therapeutics, Inc. (the Company) was incorporated in the State of Delaware on June 12, 2019 and is headquartered in Boulder, Colorado. The Company is a biopharmaceutical company focused on the discovery and development of small molecule inhibitors to help patients with cancer not only live longer, but better. The Company aims to address emerging unmet needs with a precision oncology approach that improves survival and enhances overall patient well-being. Its discovery process combines deep insights in clinically validated biological targets and differentiated chemistry with the goal of designing for unmet needs therapies.

Since its inception, the Company has devoted substantially all of its efforts to research and development activities, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these activities. To date, the Company has funded its operations primarily through private placements of its convertible preferred stock.

Risks and uncertainties

The Company is subject to risks common to development-stage companies in the biotechnology industry including, but not limited to, risks of failure of preclinical studies and clinical trials, new technological innovations, protection of proprietary technology, dependence on key personnel, reliance on third-party organizations, risks of obtaining regulatory approval for any product candidate that it may develop, compliance with government regulations and the need to obtain additional financing.

Impact of the COVID-19 Pandemic

The global COVID-19 pandemic continues to evolve, and the Company continues to monitor it closely. The extent of the impact of the pandemic on the Company’s business, operations and research and development timelines and plans remains uncertain, and will depend on numerous factors, including the impact, if any, on the Company’s personnel, the duration and spread of the pandemic, the success of vaccination efforts and therapeutic treatments targeted at the pandemic, the responses of governmental entities, and the responses of third parties such as contract research organizations (CROs), contract manufacturing organizations (CMOs) and other third parties with whom the Company does business. In response to public health directives and orders and to help minimize the risk of the virus to employees, the Company has taken precautionary measures, including allowing work-from-home options for all employees. The impact of the virus, including work-from-home policies, may negatively impact productivity, disrupt the Company’s business, and delay development program timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on the Company’s ability to conduct its business in the ordinary course. Other impacts to the Company’s business may include temporary closures of its suppliers and disruptions or restrictions on its employees’ ability to travel. Any prolonged material disruption to the Company’s employees or suppliers could adversely impact the Company’s development activities, financial condition and results of operations, including its ability to obtain financing. The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these unaudited condensed financial statements.

Liquidity considerations

In order to complete the development of our product candidates and to build the sales, marketing and distribution infrastructure that we believe will be necessary to commercialize our product candidates, if approved, we will require substantial additional capital. Until we can generate a sufficient amount of revenue from the commercialization of our product candidates, we may seek to raise any necessary additional capital through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount and timing of our capital requirements. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval of and commercialize any of our product candidates, and we do not know when, or if, that will occur.

The Company has incurred significant losses and negative cash flows from operations since inception. As of September 30, 2022, the Company had an accumulated deficit of $73.3 million. The Company has incurred losses and negative cash flows from operations since inception, including net losses of $28.1 million and $16.3 million for the nine months ended September 30, 2022 and 2021, respectively. The Company expects that its operating losses and negative cash flows will continue for the foreseeable future as the Company continues to develop its product candidates. The Company currently expects that its cash and cash equivalents of $86.2 million as of September 30, 2022 will be sufficient to fund operating expenses and capital requirements for at least 12 months from the date the unaudited condensed financial statements are issued.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021 have been prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP), for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities Act of 1933, as amended, or Securities Act. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed financial statements have been prepared on the same basis as the Company’s audited financial statements and include only normal and recurring adjustments that the Company believes are necessary to fairly state the Company’s financial position and the results of its operations and cash flows. The results for the nine months ended September 30, 2022 are not necessarily indicative of the results expected for the full fiscal year or any subsequent interim period. The condensed balance sheet as of December 31, 2021 has been derived from the audited financial statements at that date but does not include all disclosures required by U.S. GAAP for complete financial statements. Because all of the disclosures required by U.S. GAAP for complete financial statements are not included herein, these unaudited condensed financial statements and the notes accompanying them should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2021. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (ASC), and Accounting Standards Update, (ASU), of the Financial Accounting Standards Board (FASB).

The Company’s significant accounting policies are disclosed in the audited financial statements for the periods ended December 31, 2021 and 2020, included in Exhibit 99.5 of the Current Report on Form 8-K of which this Exhibit 99.6 is a part. Since the date of those financial statements, there have been no changes to its significant accounting policies.

Deferred Offering Costs

Deferred offering costs, consisting of legal, accounting and other fees and costs relating to the Company’s abandoned Initial Public Offering (IPO) and the current planned merger were capitalized and recorded on the balance sheets. During the nine months ended September 30, 2022, the Company expensed its previously capitalized deferred offering costs related to the planned IPO, which totaled $1.7 million, to general and administrative expenses, within the statement of operations and comprehensive loss. There were $1.0 million and $1.7 million in capitalized deferred offering costs as of September 30, 2022 and December 31, 2021, respectively.

Recent accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes – Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing several exceptions in the current standard and adding guidance to reduce complexity in certain areas, such as requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The Company adopted this standard effective January 1, 2022. There was no material impact to the Company’s financial statements upon adoption.

There were no other significant updates not already disclosed in the Company’s audited financial statements for the years ended December 31, 2021 and 2020 to the recently issued accounting standards for the nine months ended September 30, 2022.

3. Fair Value of Financial Instruments

The following table sets forth the fair value of the Company’s financial assets measured at fair value on a recurring basis and indicates the level within the fair value hierarchy utilized to determine such values (in thousands):

	As of September 30, 2022
	Total	Level 1	Level 2	Level 3
Assets:
US Treasury backed money market funds	$85,159	$85,159	$—	$—

Total financial assets measured at fair value	$85,159	$85,159	$—	$—

	As of December 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
US Treasury backed money market funds	$106,768	$106,768	$—	$—

Total financial assets measured at fair value	$106,768	$106,768	$—	$—

Money market funds are highly liquid investments that are valued based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy.

4. Leases

Facility lease

In June 2020, the Company executed a sublease agreement for 6,782 square feet of office and laboratory space, which was set to expire on December 30, 2021. In March 2021, the Company amended its sublease agreement, increasing the leased space by 2,495 square feet to 9,277 square feet and monthly rent to $12,000. Upon the extension of the lease amendment in March 2021, the lease was extended to December 30, 2024. Further, the Company’s lease space was increased by an additional 9,373 square feet commencing in July 2022, and the rental payments were increased by an equally proportionate amount to reflect the increase in floor space. The monthly rent is subject to annual increases through the lease term. The Company is required to pay base rent expense as well as its proportionate share of the facilities operating expenses. The non-lease components, consisting primarily of common area maintenance, are paid separately based on actual costs incurred. Therefore, the variable non-lease components were not included in the right of use asset and lease liability and are reflected as expense in the period incurred. The incremental borrowing rate used to calculate the Company’s right of use assets and lease liabilities is 4%. The incremental borrowing rate was estimated based on the Company estimated borrowing rate on a collateralized loan. As of September 30, 2022, the remaining lease liability and right of use asset were $0.7 million and $0.7 million, respectively. As of December 31, 2021, the remaining lease liability and right of use asset were $0.5 million and $0.5 million, respectively.

The Company recognized rent expense under the facility sublease for the nine months ended September 30, 2022 and 2021 of $0.2 million and $0.1 million, respectively. As of September 30, 2022 the future minimum lease payments under the facilities operating sublease were as follows (in thousands):

As of September 30, 2022
Year ending December 31,
2022 (remaining three months)	$80
2023	329
2024	341
Thereafter	—

Total minimum lease payments	750
Less: amount representing interest	33

Present value of lease liabilities	717
Less: current portion of lease liabilities	320

Lease liabilities, noncurrent	$397

5. Property and Equipment, Net

Property and equipment, net consisted of the following (dollars in thousands):

	Estimated Useful Life in Years	As of September 30, 2022	As of December 31, 2021
Laboratory equipment	5	$1,094	$614
Computer equipment	3	69	38

		1,163	652
Less: accumulated depreciation		(311)	(160)

Property and equipment, net		$852	$492

Depreciation expense for the nine months ended September 30, 2022 and 2021 was $0.2 million and $0.1 million, respectively.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of September 30, 2022	As of December 31, 2021
Accrued employee compensation costs	$1,248	$1,027
Accrued research and development costs	2,570	1,637
Accrued deferred offering costs	754	39
Lease liability	320	159
Accrued legal and professional fees	124	176
Other	324	194

Accrued expenses and other current liabilities	$5,340	$3,232

7. Commitments and Contingencies

Lease commitments—The Company’s commitments related to lease agreements are disclosed in Note 4.

Litigation—From time to time, the Company may be involved in legal proceedings or be subject to claims arising in the ordinary course of our business. The Company was not currently a party to any legal proceedings. Regardless of outcome, any proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

Indemnification agreements—In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any claims under indemnification arrangements, and it has not accrued any liabilities related to such obligations in its financial statements as of September 30, 2022 or December 31, 2021.

8. Common Stock

As of September 30, 2022, the Company’s Amended and Restated Certificate of Incorporation authorized the Company to issue 89,000,000 shares of $0.0001 par value common stock, of which 12,058,584 shares were issued and outstanding. As of December 31, 2021, the Company’s Amended and Restated Certificate of Incorporation authorized the Company to issue 89,000,000 shares of $0.0001 par value common stock, of which 11,639,962 shares were issued and outstanding. As of September 30, 2022, and December 31, 2021 there were 1,036,375 and 2,382,549 shares which were subject to repurchase, respectively. The liability related to shares subject to repurchase totaled $0.7 million and $0.6 million as of September 30, 2022 and December 31, 2021, of which $0.4 million were recorded as other non-current liabilities as of September 30, 2022 and December 31, 2021.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the Company’s board of directors, if any, subject to the preferential dividend rights of any convertible preferred stock. No dividends have been declared or paid by the Company through September 30, 2022.

In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for any convertible preferred stock.

The Company had the following shares of common stock reserved for future issuance as of September 30, 2022 and December 31, 2021:

	As of September 30, 2022	As of December 31, 2021
Conversion of preferred stock	61,730,064	61,730,064
Issuance of common stock upon exercise of stock options	11,347,655	10,421,481
Options available for grant under stock plan	3,070,990	1,367,943

Total common stock reserved for future issuance	76,148,709	73,519,488

9. Convertible Preferred Stock

As of September 30, 2022, the Company’s Amended and Restated Articles of Incorporation designated and authorized the Company to issue up to 61,730,064 shares of convertible preferred stock which consisted of the following:

	Authorized Shares	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount (in thousands)	Proceeds Net of Issuance Costs (in thousands)
Series Seed convertible preferred stock	14,507,038	14,507,038	$0.71	$10,300	$10,211
Series A convertible preferred stock	25,114,089	25,114,089	$1.80	45,300	45,170
Series B convertible preferred stock	22,108,937	22,108,937	$3.84	84,920	84,689

Total convertible preferred stock	61,730,064	61,730,064		$140,520	$140,070

No shares of convertible preferred stock were issued during the nine months ended September 30, 2022 or the year ended December 31, 2021.

The Company’s convertible preferred stock have the following rights, preferences, privileges and restrictions:

Voting—On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of convertible preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of convertible preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matters. Except as provided by law or by the other provisions of the Company’s Amended and Restated Certificate of Incorporation, holders of convertible preferred stock shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Dividends—The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) in any calendar year unless the holders of the convertible preferred stock then outstanding shall first receive, or simultaneously receive, dividends on each outstanding share of convertible preferred stock in an amount for such calendar year equal to the greater of (i) the applicable dividend rate of $0.0426, $0.108226 and $0.2305 per share for the Series Seed, Series A and Series B, respectively, subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), and (ii) that dividend per share of such series of convertible preferred stock as would equal the product of (A) the dividend payable on each share of such series determined, if applicable, as if all shares of such series had been converted into common stock and (B) the number of shares of common stock issuable upon conversion of such series, in each case calculated on the record date for the determination of holders entitled to receive such dividend. The right to receive dividends on shares of convertible preferred stock shall not be cumulative, and no right to dividends shall accrue to holders of the convertible preferred stock by reason of the fact that dividends on such shares are not declared or paid.

Liquidation preference—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the convertible preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a deemed liquidation event, the holders of shares of convertible preferred stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such deemed liquidation event or out of the available proceeds, as applicable, on a pari passu basis among each other and before any payment shall be made to the holders of the common stock by reason of their ownership hereof, an amount equal to the greater of (i) one times the applicable original issue price of $0.71 per share of Series Seed, $1.803768 per share of Series A and $3.84098 per share of Series B, plus any dividends declared, but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of the convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such event, the assets of the Company available for distribution to the stockholders shall be insufficient to pay the holders of the convertible preferred stock the full amount they shall be entitled to shall share ratably in any distribution of the assts available for distribution in proportion to the respective amounts which would be otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After payment of the liquidation preference to the holders of convertible preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.

Redemption—The shares of convertible preferred stock shall not be redeemable by any holder.

Voluntary conversion—Each share of convertible preferred stock shall be convertible, at the option of the holder thereof at any time and from time to time, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The original issue price of the Series Seed, Series A and Series B convertible preferred shares is $0.71, $1.803768 and $3.84098, respectively. Such conversion price, and at the rate at which the convertible preferred shares may be converted into shares of common stock, shall be subject to adjustment for occurrences such as stock splits, certain dividends, mergers and distributions.

Automatic conversion—Each share of convertible preferred stock will automatically be converted into shares of common stock, at the then-effective conversion rate of such shares upon either (i) the closing of the sale of shares of the Company’s common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with proceeds of at least $75.0 million, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the requisite holders, then all outstanding shares of convertible preferred stock shall automatically be converted into shares of common stock, at the then effective conversion rate.

10. Stock-Based Compensation

Equity Incentive Plan—In July 2019, the Company adopted the 2019 Equity Incentive Plan (the 2019 Plan) pursuant to which the Company’s board of directors may grant non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units to employees and non-employees and incentive stock options only to employees. The 2019 Plan initially authorized grants of awards of up to 1,267,605 shares. In April 2020, the board of directors increased the number of shares of the Company’s common stock authorized for issuance under the 2019 Plan by 7,489,064 to 8,756,669 shares. Additionally, in December 2020, the board of directors approved an increase in the number of shares of the Company’s common stock authorized for issuance under the 2019 Plan by 4,106,299 to 12,862,968 shares. In August 2022, the board of directors approved an increase in the shares authorized under the 2019 Equity Incentive Plan of 3,000,000 shares, for a total authorized amount of 15,862,968.

Awards granted under the 2019 Plan expire no later than 10 years from the date of grant. For incentive stock options and non-statutory stock options, the option exercise price will not be less than 100% of the estimated fair value on the date of grant. Options and restricted stock granted to employees typically vest over a four-year period but may be granted with different vesting terms.

Stock Option Repricing

Effective August 9, 2022, the Company’s board of directors repriced certain previously granted and still outstanding vested and unvested stock option awards under the 2019 Plan. As a result, the exercise price for these awards was lowered to $0.73 per share, which was the fair value of the Company’s common stock on August 9, 2022. No other terms of the repriced stock options were modified, and the repriced stock options will continue to vest according to their original vesting schedules and will retain their original expiration dates. As a result of the repricing, 7,488,266 vested and unvested stock options outstanding as of August 9, 2022, with original exercise prices ranging from $1.38 to $2.23, were repriced. The repricing on August 9, 2022 resulted in incremental stock-based compensation expense of $1.0 million, of which $0.3 million related to vested stock option awards and was expensed on the repricing date, and $0.7 million related to unvested stock option awards is being amortized on a straight-line basis over the remaining weighted-average vesting period of those awards of approximately 2.9 years.

The following table summarizes the stock plan activity:

	Available for Grant	Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding—December 31, 2021	1,367,943	10,421,481	$1.07	9.11	$9,657
Increase in option pool	3,000,000
Options granted	(1,327,190)	1,327,190	$1.67
Options exercised and vested		(370,779)	$1.19
Options cancelled and forfeited	30,237	(30,237)	$1.38

Outstanding—September 30, 2022	3,070,990	11,347,655	$0.65	8.51	$1,219

Exercisable—September 30, 2022	5,363,047		$0.53	8.18

Vested and expected to vest—September 30, 2022	11,347,655		$0.65	8.51

The total intrinsic value of exercised and vested incentive awards during the nine months ended September 30, 2022 and 2021 was $27,000 and $330,000, respectively, and is calculated as the difference between the exercise price and the fair value of the Company’s common stock as of the exercise date.

The Company records stock-based compensation expense on a straight-line basis over the vesting period. As of September 30, 2022, total compensation cost not yet recognized related to unvested stock options was $8.5 million, which is expected to be recognized over a weighted-average period of 2.7 years.

Restricted stock award activity—Upon formation of the Company in June 2019, the Company issued 10.0 million shares in restricted common stock to the founders of the Company at $0.0001 per share. 25% of the shares vested immediately upon issuance, with the remaining shares vesting evenly over 36 or 48 months. Vesting may be accelerated upon a change in control, as defined in the holder agreements. If the holders cease to have a business relationship with the Company, any unvested shares held by these individuals may be repurchased at their original purchase price. The unvested restricted stock is not considered outstanding for accounting purposes until the shares vest. As of September 30, 2022 and December 31, 2021, there were 210,938 and 1,484,375 shares subject to repurchase, respectively.

Additionally, between 2019 and 2020, the Company issued a total of 668,449 shares of restricted stock to employees and consultants for aggregate consideration of $27,000. The purchase price of the restricted stock was the estimated fair value on the grant date. The restricted stock awards are subject to vesting over a period of four to five years, and vesting may be accelerated upon a change in control, as defined in the holder agreements. If the holders cease to have a business relationship with the Company, any unvested shares held by these individuals may be repurchased at their original purchase price. The unvested restricted stock is not considered outstanding for accounting purposes until the shares vest.

The following summarizes restricted stock activity:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested—January 1, 2022	331,756	$0.04
Granted	—	—
Vested	(120,580)	0.04
Forefeited	—	—

Unvested—September 30, 2022	211,176	$0.04

The aggregate fair value of restricted stock that vested during the nine months ended September 30, 2022 was $0.1 million. The per share weighted-average grant date fair value of restricted stock that vested during the nine months ended September 30, 2022 was $0.04. Total intrinsic value of restricted stock as of September 30, 2022 was $0.3 million. As of September 30, 2022, total compensation cost not yet recognized related to unvested restricted stock was $5,000, which is expected to be recognized over a weighted-average period of 1.4 years.

Stock-based compensation expense—The Company recorded stock-based compensation expense of $2.5 million and $1.3 million during the nine months ended September 30, 2022 and 2021, respectively.

	Nine Months Ended September 30,
	2022	2021
Research and development	$1,455	$714
General and administrative	1,001	593

Total stock-based compensation expense	$2,456	$1,307

The fair value of each stock option grant is estimated on the date of grant using a Black-Scholes model. The following summarizes the inputs used:

	Nine Months Ended September 30,
	2022	2021
Stock Price	$0.73 - $2.00	$1.68 - $2.12
Expected term (years)	5.8 - 6.3	6
Expected volatility	80%	75%
Risk-free interest rate	1.60% - 3.00%	1.00% - 1.40%
Expected dividend yield	—	—

11. Net Loss Per Share

Basic and diluted net loss per common share were calculated as follows (in thousands, except share and per share amounts):

	Nine Months Ended September 30,
	2022	2021
Numerator:
Net loss	$(28,112)	$(16,348)

Denominator:
Weighted-average common shares outstanding	12,014,540	11,192,582
Less: weighted-average unvested common stock issued upon early exercise of common stock options	(689,649)	(361,021)
Less: weighted-average unvested restricted shares of common stock	(918,091)	(3,396,155)

Weighted-average shares used to compute net loss per common share, basic and diluted	10,406,800	7,435,406

Net loss per share, basic and diluted	$(2.70)	$(2.20)

The Company’s potential dilutive securities, which include convertible preferred stock, unvested restricted stock, and common stock options, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The following potential dilutive securities, presented on an as converted basis, were excluded from the calculation of net loss per share due to their anti-dilutive effect:

	Nine Months Ended September 30,
	2022	2021
Convertible preferred stock (as converted)	61,730,064	61,730,064
Stock options outstanding	11,347,655	10,387,637
Unvested restricted stock	422,114	2,457,888

Total	73,499,833	74,575,589

12. Subsequent Events

The Company evaluated subsequent events from September 30, 2022, the date of these unaudited condensed financial statements, through November 8, 2022, which represents the date the unaudited condensed financial statements were issued for events requiring recording or disclosure in the unaudited condensed financial statements for the nine months ended September 30, 2022. The Company concluded that no events have occurred that would require recognition or disclosure in the unaudited condensed financial statements, except as described below.

Merger Agreement

On October 13, 2022, the Company entered into an agreement and plan of merger (“Merger Agreement”) with Imara Inc. (“Imara”), a Delaware corporation and Iguana Merger Sub, Inc., a wholly-owned subsidiary of Imara (“Merger Sub”). Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as a wholly owned subsidiary of Imara and the surviving corporation of the merger

(the “Merger”). The Merger is intended to qualify for U.S. federal income tax purposes as a tax-free “reorganization” under the provisions of Section 368(a) of the Code and, in the event that former Enliven stockholders, including stockholders that participate in the Enliven pre-closing financing, are in “control” of Imara immediately after the effective time of the Merger (within the meaning of Section 368(c) of the Code), as a non-taxable exchange of shares of Enliven common stock for shares of Imara common stock within the meaning of Section 351(a) of the Code, with the result that Enliven stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Enliven common stock for Imara common stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share of Imara common stock. The Merger Agreement and the Merger were approved by the members of the board of directors of the Company.

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each outstanding share of Company common stock (including common stock issued upon the conversion of the Company’s preferred stock) will be converted into the right to receive a number of shares of Imara common stock (“Imara Common Stock”) (after giving effect to the Reverse Stock Split) equal to the exchange ratio per the Merger Agreement; and (b) each then outstanding Company stock option that has not previously been exercised prior to the closing of the Merger will be assumed by Imara.

Concurrently with the execution of the Merger Agreement, and in order to provide the Company with additional capital for its development programs prior to the closing of this Merger, certain new and current investors have agreed to subscribe for the purchase of an aggregate of approximately $164.5 million of common stock of Enliven.